Exhibit 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements of Freeport-McMoRan Copper & Gold Inc. on Forms S-3 (File Nos. 333-104564, 333-114430 and 333-140997) and Forms S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292, 333-136084, 333-141358 and 333-147413) of our report dated May 4, 2009 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended March 31, 2009.

/s/ Ernst & Young LLP

Phoenix, Arizona
May 4, 2009